Richard Eppich
459 Genoa Crescent
North Vancouver, BC
V7N 3B8

Dear Richard:

We are writing to formalize the employment relationship with Enterra Systems Inc. ("Enterra") on the terms and conditions set out herein. If and when the terms and conditions of your continued employment with Enterra are accepted by you (as indicated by your counterpart signature below), and subject to paragraph 1.2 below, this letter shall constitute our mutual agreement (the "Agreement") with respect to the terms and conditions governing your continued employment with Enterra.

1. **Employment**

1.1 You will be employed by Enterra in the position of President and Chief Executive Officer effective November 1, 1999. Subject to paragraph 1.2, you agree to be bound by the terms and conditions of this Agreement during your employment with Enterra. In carrying out your duties you will comply with all reasonable instructions as may be given by members of management of Enterra.

1.2 Except as qualified below, this agreement contains the final and entire understanding and agreement between you and Enterra with respect to your continued employment with Enterra, and neither you nor Enterra shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, made prior to the effective date and not set forth in this Agreement with respect to such employment. In calculating entitlement to remuneration, benefits and notice of termination, your length of service pursuant to the Prior Agreement shall be calculated into the provisions of this Agreement.

1.3 You acknowledge and agree that the employment relationship will be governed by the standards and terms established by Enterra's policies as they are established from time to time and agree to comply with the terms of such policies so long as they are not inconsistent with any provisions of the Agreement. You undertake to inform yourself of the details of such policies and amendments thereto established from time to time.

1.4 You agree that your reporting relationships, duties and responsibilities and the geographic location of your employment may be changed unilaterally by Enterra as Enterra deems appropriate. You agree that any of the changes which may occur pursuant to this paragraph will not affect or change any other part of this Agreement.

1.5 As you will be employed on a full-time basis for Enterra, your hours of work will vary and may be irregular and will be those hours required to meet the objectives of your employment.

2. **Remuneration and Benefits**

2.1 In consideration of your performance of the obligations contained in this Agreement, Enterra will:

(a) provide remuneration and benefits as stated in Appendix A attached.

(b) you will be entitled to participate in Enterra's extended heath care, dental and insurance benefits. You understand and agree that Enterra reserves the right to unilaterally revise the terms of the insurance benefits package. Please note that benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under the insurance benefits package will be governed by the terms of such documents or policies.

(c) you will be entitled to participate in Enterra's Share Option Plan established for employees. Please note that your entitlement to stock options shall be determined by the Board of Directors of Enterra and will be governed by the terms of the Share Option Plan.

(d) you will be entitled to 25 days of paid vacation per annum earned on a pro-rata basis.

3. **Definition of Protected Information**

3.1 You acknowledge that as a President and Chief Executive Officer and in any other position as you may hold, in and as a result of your employment by Enterra, you shall, or may, be making use of, acquiring or adding to information about certain matters and things which are confidential to Enterra and which information is the exclusive property of Enterra, including, without limitation patents or license technology; designs, models or know-how; product and manufacturing information; lists of present and prospective customers or clients; techniques, concepts and trade secrets; business plans, technical documents and drawings, designs, and concepts; software programs, routines, formulae and concepts; production plans, designs, layouts and schedules; marketing analyses, plans, contractual relationships, customer data and surveys; all matters relating to Enterra's finances and personnel; all information which Enterra's customers designate as confidential; and all Deliverables.

3.2 For purposes of this Agreement, the term "Protected Information" shall mean all of the information referred to in paragraph 3.1 and all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectible by copyright) which you receive, received access to, conceived or developed, in whole or part, directly or indirectly, in connection with your employment by Enterra or in the course of your employment by Enterra (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of Enterra's facilities or resources:

(a) production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to Enterra's business and activities and the manner in which Enterra does business;

(b) discoveries, concepts, and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, technology, techniques, "know-how" designs, drawings and specifications;

(c) any other materials or information related to the business or activities of Enterra which are not generally known to others engaged in similar businesses or activities; and

(d) all ideas which are derived from or related to your access to or knowledge of any of the

above enumerated materials and information.

3.3 Failure to mark any of the Protected Information as confidential, proprietary or Protected Information shall not affect its status as part of the Protected Information under the terms of this agreement.

3.4 For purposes of this agreement, the term "Protected Information" shall not include information which is or becomes publicly available without breach of (a) this agreement, (b) any other agreement or instrument to which Enterra is a party or a beneficiary or (c) any duty owed to Enterra by you or any third party; provided, however, that you acknowledge and agree that, except as otherwise provided in paragraph 4.2 if you shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose, any Protected Information, you shall bear the burden of proving that any information shall have become publicly available without any breach.

4. **Treatment of Protected Information**

4.1 As a material inducement to Enterra to employ or to continue to employ you and to pay to you compensation for such services to be rendered to Enterra by you (it being understood and agreed by the parties that the compensation shall also be paid and received in consideration of this agreement), you agree that you shall not, except with the prior written consent of Enterra, or except if you are acting as an employee of Enterra solely for the benefit of Enterra in connection with Enterra's business and in accordance with Enterra's business practices and employment policies, at any time during or following the term of your employment by Enterra, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose any Protected Information which has been obtained or disclosed to you as a result of your employment by Enterra.

4.2 Disclosure of any Protected Information of Enterra shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within Canada; provided, however, that (a) you shall first have given prompt notice to Enterra of any possible or prospective order (or proceeding pursuant to which any order may result), and (b) Enterra shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

5. **Ownership of Protected Information**

5.1 Subject to paragraph 5.3, you acknowledge and agree that all rights, title and interest in any Protected Information shall remain the exclusive property of Enterra. Accordingly, you specifically agree and acknowledge that you shall have no interest in the Protected Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names, notwithstanding the fact that you may have created or contributed to the creation of the same.

5.2 You hereby waive any moral rights which you may have with respect to the Protected Information.

5.3 Paragraphs 5.1 and 5.2 shall not apply in respect of any invention for which no equipment, supplies, facility or Protected Information of Enterra was used, which was developed entirely on your own time, and which does not (a) relate to the business of Enterra, (b) relate to Enterra's actual or demonstrably anticipated processes, research or development or (c) result from any work performed by you for Enterra. You agree immediately to disclose to Enterra all Protected Information developed in whole or in part by you during the term of your employment by Enterra and to assign to Enterra any right, title or interest you

may have in the Protected Information. You agrees to execute any instruments and to do all other things reasonably requested by Enterra (both during and after your employment by Enterra) in order to vest more fully in Enterra all ownership rights in those items transferred by you to Enterra.

6. **Covenants Not to Hire Employees**

It is recognized and understood by the parties hereto that employees of Enterra are an integral part of Enterra's business and that it is extremely important for Enterra to use its maximum efforts to prevent Enterra from losing those employees. It is therefore understood and agreed by the parties that, because of the nature of the business of Enterra, it is necessary to afford fair protection to Enterra from the loss of any employees. Consequently, as a material inducement to Enterra to employ you, you covenant and agree that, for the period commencing on the date of your termination of employment, for any reason whatsoever, and ending two years after your termination of employment with Enterra, you shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee of Enterra at any time during the one year period prior to the date of your termination of employment with Enterra, whether for or on behalf of you or for any entity in which you shall have a direct or indirect interest, or any subsidiary of affiliate of any entity, whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise.

7. **Non-Compete Covenant**

As a material inducement to Enterra to employ or to continue to employ you and to pay to you compensation for such services to be rendered to Enterra by you (it being understood and agreed by the parties that the compensation shall also be paid and received in consideration of this agreement), you agree that you shall not, except with the prior written consent of Enterra, within North America and for a period of one year after your employment with Enterra ceases for any reason, directly or indirectly, engage in the same or a similar business of that which is now or may then be carried on by Enterra, either as an individual or as a member of a firm, or shareholder in a corporation, and you shall not solicit, engage in, assist, or be interested in or connected with any other person, firm, or corporation soliciting any customer known you to be a customer of Enterra.

8. **Injunctive Relief**

You understand and agree that Enterra shall suffer irreparable harm in the event that you breach any of your obligations under Sections 3 through 7 of this Agreement and that monetary damages shall be inadequate to compensate Enterra for the breach. Accordingly, you agree that, in the event of a breach or threatened breach by you of any of the obligations under Sections 3 through 7 of this Agreement, Enterra, in addition to and not in limitation of any other rights, remedies or damages available to Enterra at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction in order to prevent or to restrain any such breach by you, or by any or all of your partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with you.

9. **Materials**

All notes, data, tapes, reference items, sketches, drawings, memoranda, records, files, diskettes and other materials in any way relating to any Protected Information or to Enterra's business shall belong exclusively to Enterra and you agree to turn over to Enterra all originals and all copies of the materials in your possession or under your control at the request of Enterra or, in the absence of a request, on the termination of your employment with Enterra.

10. **Accounting for Profits; Indemnification**

You agree that if you shall violate any of your covenants or agreements under Sections 3 through 9 of this Agreement, Enterra shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which you directly or indirectly shall have realized or may realize relating to, growing out of, or in connection with any violations; the remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Enterra is or may be entitled at law or in equity or otherwise under this Agreement. You agree to defend, indemnify Enterra against and in respect of (a) any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by you of any warranty, covenant or agreement made or contained under Sections 3 through 9 of this Agreement; and (b) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable lawyer's fees) incidental to the foregoing.

11. **Reasonableness of Restrictions; Severability**

11.1 You have carefully read and considered the provisions of Sections 3 through 10 of this Agreement and, having done so, agree that the restrictions set forth in these sections are fair and reasonable and are reasonably required for the protection of the interests of Enterra and its business, officers, directors and employees. You further agree that the restrictions set forth in Sections 3 through 10 of this Agreement shall not impair your ability to secure employment within the field or fields of your choice including, without limitation, those areas in which you are, are to be, or have been employed by Enterra.

11.2 Notwithstanding any other provision of this Agreement, in the event that any of Sections 3 through 10 of this Agreement or part thereof shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect. You agree that the breach or alleged breach by Enterra of:

(a) any covenant contained in this Agreement or any another agreement (if any) between Enterra and you, or

(b) any obligation owed to you by Enterra,

shall not affect the validity or enforceability of the covenants and agreements of you set forth in Sections 3 through 10 of this Agreement.

12. **Termination**

12.1 You may terminate your employment pursuant to this Agreement by giving at least four (4) weeks advance notice in writing to Enterra. Enterra may waive such notice, in whole or in part and if it does so, your employment with Enterra pursuant to this Agreement will cease on the date it waives such notice.

12.2 In addition, Enterra may terminate your employment pursuant to this Agreement without notice or payment in lieu thereof, for cause. For the purposes of this Agreement "cause" shall include:

(a) any material breach of the provisions of this Agreement by you;

(b) any intentional or grossly negligent disclosure of any Protected Information by you, as determined by Enterra acting reasonably;

(c) your violation of any local, provincial or federal statute, including, without limitation, an act of dishonesty such as embezzlement or theft but excluding minor violations such as traffic violations;

(d) any and all omissions, commissions or other conduct which would constitute cause at law, in addition to the specified causes.

12.3 In addition Enterra may terminate your employment pursuant to this Agreement at its sole discretion for any reason, without cause, upon providing to you pay in lieu of notice, plus all other payments or entitlements to which you are entitled pursuant to the *Employment Standards Act* (British Columbia).

12.4 Pay in lieu of notice will be calculated as two (2) years of your annual base salary as of the date you receive notice of termination. Bonuses and other forms of additional compensation will be considered part of your annual base salary. Your rights and entitlements under any performance bonus (except for rights and entitlements, if any, accrued under this Agreement up to the date of termination of your employment and unpaid at the date of such termination) shall terminate effective as of the date of your termination of employment, or as at the date you receive notice of termination, if pay in lieu of notice is provided.

12.5 Pay in lieu of notice will be provided within 30 days of your termination and shall be subject to all deductions and withholdings required by law.

13. Notices

Any notice required or permitted to be given to either party must be delivered by hand, mail, registered mail or personally to the party's address last known to the other party and will be deemed to be received on the date of hand delivery or personal delivery to such address or, if notice given by mail will be deemed to have been given forty-eight hours after the time it is posted. Personal delivery shall include delivery by a commercial courier.

14. Severability

In the event that any provision of this Agreement is found to be void, invalid, illegal or unenforceable by a court of competent jurisdiction, such finding will not affect any other provision of this Agreement which will continue to be in full force and effect.

15. Waiver

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

16. Entire Agreement

This Agreement contains the final and entire understanding and agreement between us with respect to the terms and conditions of your employment addressed herein.

17. Modification of Agreement

Any modification of this Agreement must be in writing and signed by both you and Enterra or it shall have no effect and shall be void.

18. **Assignment, Burden and Benefit:**

This Agreement shall not be assigned by you and shall be binding on, and shall enure to the benefit of, each of you, Enterra, and our respective heirs, personal and legal representatives, successors and assigns. As used in this Agreement, the term "Enterra" shall also include any corporation or entity which is a parent, subsidiary or affiliate of Enterra. You consent to the enforcement of any and all of the provisions of this agreement by or for the benefit of Enterra and any other corporation or entity as to any Protected Information.

19. **Governing Law**

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

20. **Independent Legal Advice**

You acknowledge that you have read and understand this Agreement, and acknowledge that you have had the opportunity to obtain legal advice about it.

Please review this Agreement carefully. If after reading it and considering the contents, you are prepared to accept continued employment with Enterra in accordance with the terms and conditions contained therein, please indicate your acceptance by signing your name where indicated. The photocopy is for your personal files.

Yours very truly,
ENTERRA SYSTEMS INC.
By:

Richard Eppich
President and CEO

EMPLOYEE AGREEMENT

I have read, understood and agree with the foregoing. I have had a reasonable opportunity to consider this Agreement and the matters set out therein. I acknowledge that I have and will continue to receive valuable and sufficient consideration for this Agreement and the matters set out therein and I accept continued employment with Enterra on the terms and conditions set out in this Agreement.

DATED this _____ day of ____________________.

Signed:

____
Signature of Employee

RICHARD EPPICH
____

Print Name of Employee

APPENDIX A

ENTERRA
Systems Inc.

12 – 1583 Pemberton Avenue
North Vancouver, BC
V7P 2S4
Tel: (604) 990-1255
Fax:(604) 990-4774

November 1, 2002

Re: Compensation Package for Richard Eppich

Position: Founder and CEO

Richard Eppich's **compensation package** consists of the following:

- For the period Nov 1, 2002 to Oct 31, 2003 a monthly salary of $10,000 CDN
- For the period Nov 1, 2003 to Oct 31, 2004 a monthly salary of $11,000 CDN
- 5 weeks of vacation per year (pro-rated)
- Medical/Dental Plan
- Statuary holidays (Canadian/BC)

Richard Eppich may, at his option, choose to draw a salary that is less than those stated above, but he would still be owed the shortfall (shortfall is defined as the above stated amounts less the salary he actually received). In this event, he must be paid any shortfall before the company is at least 50% owned by shareholders other than himself and Vincenza Eppich OR by Nov. 1, 2004, whichever occurs first.

In the event of termination from the company, Richard will be paid two (2) years salary on his last day of employment and will thereafter maintain full benefits for a two year period.

In addition, Richard Eppich is entitled to participate in the Enterra Employee Stock Option Plan. Details regarding this entitlement will be made available at a later date.

Bonus Program

In addition to the above compensation package, Richard Eppich will be paid a bonus of $10,000 for every $1,000,000 of the gross funds raised from any source including, but not limited to, private or public investors, corporate or institutional investors, and government grants and loans, while he is employed at Enterra. This bonus is to be paid within 5 business days after completion.

I hereby accept this offer.
I understand this offer is confidential and is not for distribution.

[signature]
Richard Eppich

Nov. 1/2002
Date

ENTERRA
Systems Inc.

12 – 1583 Pemberton Avenue
North Vancouver, BC
V7P 3S4
Tel: (604) 990-1255
Fax:(604) 990-4774

November 1, 1999

Re: Compensation Package for Richard Eppich

Position: Founder and CEO

Richard Eppich's **compensation package** consists of the following:

- For the period Nov 1, 1999 to Oct 31, 2000 a monthly salary of $6,700 CDN
- For the period Nov 1, 2000 to Oct 31, 2001 a monthly salary of $8,000 CDN
- For the period Nov 1, 2001 to Oct 31, 2002 a monthly salary of $9,200 CDN
- 5 weeks of vacation per year (pro-rated)
- Medical/Dental Plan
- Statuary holidays (Canadian/BC)

Richard Eppich may, at his option, choose to draw a salary that is less than those stated above, but he would still be owed the shortfall (shortfall is defined as the above stated amounts less the salary he actually received). In this event, he must be paid any shortfall before the company is at least 50% owned by shareholders other than himself and Vincenza Eppich OR by Nov. 1, 2002, whichever occurs first.

In the event of termination from the company, Richard will be paid two (2) years salary on his last day of employment and will thereafter maintain full benefits for a two year period.

In addition, Richard Eppich is entitled to participate in the Enterra Employee Stock Option Plan. Details regarding this entitlement will be made available at a later date.

Bonus Program

In addition to the above compensation package, Richard Eppich will be paid a bonus of $10,000 for every $1,000,000 of the gross funds raised from any source including, but not limited to, private or public investors, corporate or institutional investors, and government grants and loans, while he is employed at Enterra. This bonus is to be paid within 5 business days after completion.

I hereby accept this offer.
I understand this offer is confidential and is not for distribution.

[signature]
Richard Eppich

Nov. 1, 1999
Date

ENTERRA SYSTEMS INC.

MINUTES OF THE 2005 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Minutes of the Extraordinary General Meeting of the Shareholders of Enterra Systems Inc. (the "Company") held at the offices of the Company at #12 - 1583 Pemberton Avenue, North Vancouver, British Columbia on October 25, 2005 at 10:00 a.m. (Vancouver time).

Richard Eppich, the President and sole directors of the Company acted as Chairman and appointed Vincenza Eppich as Secretary of this Extraordinary General Meeting.

The Chairman declared that the notice of the meeting having been given as required by the Articles of the Company and by the *Business Corporations Act* and a quorum being present, the meeting to be duly constituted for the transaction of business.

The Chairman the explained the voting procedure to be followed with respect to the business before the shareholders at the meeting.

ON A MOTION DULY MADE, AND WHEREAS the Notice of Articles of the Company contains a statement that the Pre-existing Company Provisions (being those provisions set out in Table 3 of the Business Corporations Regulation under the Business Corporations Act) apply to the Company; AND WHEREAS it is expedient for the Company to alter its Notice of Articles to remove the application of the Pre-existing Company Provisions; RESOLVED, AS A SPECIAL RESOLUTION, THAT the Notice of Articles of the Company be altered to remove the application of the Pre-existing Company Provisions.

ON A MOTION DULY MADE, IT WAS RESOLVED AS A SPECIAL RESOLUTION that: (1) the maximum number of common shares which the Company is authorized to issue be eliminated; and (2) the Notice of Articles of the Company be altered accordingly.

ON A MOTION DULY MADE, IT WAS RESOLVED AS A SPECIAL RESOLUTION that: (1) the 1,000,000 Series 1 Class A Preference Shares without par value which the Company is authorized to issue be eliminated; (2) the 500,000 Series 2 Class A Preference Shares without par value which the Company is authorized to issue be eliminated; (3) the 2,000,000 Series 3 Class A Preference Shares without par value which the Company is authorized to issue be eliminated; (4) the Notice of Articles of the Company be altered accordingly; and (5) Part 29, Part 30 and Part 31 of the Articles of the Company be deleted and the Articles of the Company be altered accordingly.

ON A MOTION DULY MADE, IT WAS RESOLVED AS A SPECIAL RESOLUTION that the Articles of the Company be deleted and cancelled, and that the form of Articles made available to shareholders prior to the meeting and submitted to the meeting for approval be created and adopted as the Articles of the Company in substitution for the existing Articles.

There being no further business, the Chairman asked for a motion that the meeting to be concluded.

ON A MOTION DULY MADE, IT WAS RESOLVED that the meeting be concluded.

Richard Eppich, Chairman & President